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                                                                       Exhibit 5


Dominion Resources, Inc.
120 Tredegar Street
Richmond, Virginia 23219

January 31, 2000

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 of Dominion Resources, Inc. (the Company) in connection with the registration of 2,000,000 shares of common stock, without par value, (Common Stock) reserved for issuance pursuant to the Dominion Resources, Inc. Executive Stock Purchase and Loan Plan (the
Plan), I am of the opinion that the Common Stock when issued in accordance with the terms and provisions of the Plan will be duly authorized, legally issued, fully paid and nonassessable.

This opinion is limited to the laws of the Commonwealth of Virginia, and I disclaim any opinion as to the laws of any other jurisdiction. I further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. I express no opinion as to the applicable choice of law provisions contained in the Plan.

This opinion is rendered to you in connection with the issuance of Common Stock and is solely for your benefit. The opinion may not be relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,


/s/James F. Stutts
JAMES F. STUTTS, ESQ.
Vice President and General Counsel
Dominion Resources, Inc.